Exhibit 2.01

ACQUISITION AGREEMENT

by and among

PHYSICIANS REMOTE SOLUTIONS, INC.,

VALTECH COMMUNICATIONS INC.

("VALTECH")

AND

THE STOCKHOLDERS OF VALTECH

DATED AS OF May 29, 2008

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT dated as of May 29, 2008 (the “Agreement”) by and among Physicians Remote Solutions, Inc. a corporation formed under the laws of the State of Florida (“Physicians Remote” or the “Acquiring Entity”), Valtech Communications Inc., a corporation formed according to the federal laws of Canada (“Valtech”) and the stockholders of Valtech who are signatories hereto (the “Valtech Stockholders”). Physicians Remote, Valtech and the Valtech Stockholders, are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Physicians Remote and Valtech have determined that a business combination between the Parties is advisable and in the best interests of their respective companies and stockholders, and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits; and

WHEREAS, the Valtech Stockholders are the record and beneficial owners of 100% of the issued and outstanding Class A Shares of Valtech (“Valtech Capital Stock”); and

WHEREAS, Physicians Remote has proposed to acquire Valtech, pursuant to an acquisition transaction (the “Acquisition”) whereby, pursuant to the terms and subject to the conditions of this Agreement, Valtech shall become a wholly owned subsidiary of Physicians Remote in consideration for  the issuance of forty million (40,000,000) shares of common stock, $0.0001 par value per share, with a market value of $0.15 per share (aggregate value of $6,000,000) of Physicians Remote (the “Physicians Remote Common Shares”) to the Valtech Stockholders (collectively, the “Acquisition Consideration”); and

WHEREAS, the obligation of the Parties to effect the Acquisition is subject to the conditions set forth in Articles IV and V hereof; and

WHEREAS, Physicians Remote and Valtech are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, (the “Securities Act”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

As used in this Agreement, the following terms shall have the meanings set forth below:

ARTICLE I

THE ACQUISITION

SECTION 1.01 THE EXCHANGE.

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Law, at the Effective Time, all issued and outstanding Valtech Capital Stock, shall be exchanged for the Acquisition Consideration.

(a)

Acquisition Agent. Joel Pensley, Esq. shall act as the exchange agent (the “Acquisition Agent”) for the purpose of exchanging Valtech Capital Stock for the Acquisition Consideration.

(b)

Purchase Price. Forty Million Physicians Remote Common Shares valued at six million US dollars (US$6,000,000). A valuation report is in preparation and will be attached to the Agreement as Schedule 1.01(b) as a post closing document.

At or prior to the closing of the Acquisition (the “Closing”):

(i)

Valtech Capital Stock  The Valtech Stockholders listed on Schedule 1.01(b)(i) shall deliver to the Acquisition Agent certificates evidencing all issued and outstanding shares of Valtech capital stock ("Valtech Capital Stock") duly endorsed in blank for transfer or accompanied by stock powers with the signatures of the holders appropriately notarized or witnessed, as appropriate,

(ii)

Acquisition Consideration At the date of Closing, an aggregate of 40,000.000 Physicians Remote Shares shall be delivered to each Valtech Stockholders in proportion with its shares ownership.  Each certificate representing Physicians Remote Shares will contain a legend restricting transfer in the absence of an effective registration with the United States Securities and Exchange Commission or an exemption from registration and a reference to this Agreement.

Exemptions

Holders of restricted stock may avail themselves of the exemptions provided by Rule 144 to the Securities Act of 1933 which, as presently constituted, permits public sales. subject to the provisions therein and an opinion of counsel acceptable to the Company of shares in brokerage transactions commencing one year after the Closing subject to volume limitations for affiliates and sales commencing six months after the Closing for non-affiliates.

Assets

The purchase price includes the acquisition of all assets owned by Valtech, including but not limited to, all land, buildings, equipment, instruments, fixtures, fittings, intangible assets (including patents, agreements, contracts, etc.). These assets will not be disposed of, except in the normal course of business, between the date of the Agreement and the Closing, and will be unencumbered by any form of debt finance.

SECTION 1.02 CLOSING.

The Closing will take place at the offices of Joel Pensley, Esq. counsel to Physicians Remote, at 211 Schoolhouse Road, Norfolk, Connecticut 06058, within one business day following the satisfaction or waiver of the conditions precedent set forth in Articles IV and V or at such other date and place as Physicians Remote and Valtech shall agree (the “Closing Date”), but in any event no later than May 30, 2008.

SECTION 1.03 EFFECTIVE TIME.

The Acquisition shall become effective at the time of the Closing, subject to the satisfaction or waiver of each of the conditions set forth in Articles IV and V.  The date on which the Effective Time occurs is referred to as the “Effective Date.”

SECTION 1.04

EFFECT OF THE ACQUISITION.

At and after the Effective Time, the Acquisition shall be effective as provided in the applicable provisions of the Florida Statutes. The existence of Physicians Remote, as the Acquiring Entity, with all of its purposes and powers, shall continue unaffected and unimpaired by the Acquisition, and, as the Acquiring Entity, it shall remain governed by the laws of the State of Florida. The existence of Valtech, as the entity whose ownership interests are being acquired, shall continue unaffected and unimpaired as a corporation governed by the laws of Canada with the exception that it shall be a wholly owned and operated subsidiary of Physicians Remote.

SECTION 1.05 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS.

Pursuant to the Acquisition:

(a)

The Certificate of Incorporation and Bylaws of Physicians Remote as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of Physicians Remote following the Acquisition.

(b)

The officers and directors of the Acquiring Entity following the Acquisition shall be the same persons who are presently officers and directors of Physicians Remote and whose names appear in a Form 8K files with the United States Securities and Exchange Commission until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

SECTION 1.06 FURTHER ACTIONS.

If at any time after the Effective Time, Physicians Remote and Valtech shall consider or be advised that any further assignment or assurances or any other things that are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Acquiring Entity, the title to any property or right of Valtech acquired or to be acquired by reason of or as a result of the Acquisition, then Physicians Remote, Valtech and their respective officers and directors in office shall use all reasonable efforts to execute and deliver, or cause to be executed and delivered, all such proper deeds, assignments and assurances and do all things reasonably necessary and proper to vest, perfect or confirm title to such property or rights in the Acquiring Entity and otherwise carry out the purpose of this Agreement, and the officers of Physicians Remote are fully authorized in the name of Physicians Remote and Valtech or otherwise to take any and all such action with the same effect as if such persons were officers of Valtech.

SECTION 1.07

RESTRICTIONS ON RESALE

The Acquisition Consideration.  The Acquisition Consideration will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) Physicians Remote receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for Physicians Remote, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the number of Acquisition Consideration for which the Physicians Remote Shares shall have been issued pursuant to this Agreement shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR PHYSICIANS REMOTE SOLUTIONS, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR PHYSICIANS REMOTE SOLUTIONS, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

SECTION 1.08 EXCHANGE OF CERTIFICATES.

EXCHANGE OF CERTIFICATES. At the Closing and pursuant to a customary letter of transmittal or other instructional form provided by the Acquisition Agent to the Valtech Stockholders, the Valtech Stockholders shall be required to surrender all their Valtech Class A Shares to the Acquisition Agent, and the Valtech Stockholders shall be entitled upon such surrender to receive in exchange therefore certificates representing the proportionate number of Acquisition Consideration into which the Valtech Class A Shares theretofore represented by the stock transfer forms so surrendered shall have been exchanged pursuant to the Valtech Acquisition Rate in this Agreement. There are no unpaid dividends for holders of Valtech Class A Shares.

CLOSING OF TRANSFER BOOKS. On the Effective Date, the stock transfer book of Valtech shall be deemed to be closed and no transfer of Valtech capital stock shall thereafter be recorded thereon.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PHYSICIANS REMOTE

Physicians Remote hereby represents and warrants to Valtech, as of the date of this Agreement and as of the Effective Time (unless otherwise indicated), as follows:

SECTION 2.01 ORGANIZATION, STANDING AND POWER.

As of the date of this Agreement, Physicians Remote is a company duly incorporated, validly existing and in good standing under the laws of the State of Florida and has corporate power and authority to conduct its business as presently conducted by it. As of the date of this Agreement Physicians Remote is duly qualified to do business as a foreign corporation doing business in each state in which it owns or leases real property and where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Physicians Remote, or its business.  Physicians Remote has the corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Physicians Remote has an inactive wholly owned subsidiary; Voxtec Products Inc. Physicians Remote is a reporting company under the United States securities laws and files reports with the United States Securities and Exchange Commission and is current in the filing of such reports. Physicians Remote common shares trade on the OTC Bulletin Board.

SECTION 2.02 CAPITALIZATION.

As of the date of this Agreement, there are 100,000,000 shares of common stock of Physicians Remote authorized. There are 12,035,008 Physicians Remote Common Shares issued and outstanding.

All outstanding Physicians Remote Common Shares are validly issued, fully paid, non-assessable, not subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws or other Applicable Law.

SECTION 2.03 AUTHORITY FOR AGREEMENT.

The execution, delivery, and performance of this Agreement by Physicians Remote has been duly authorized by all necessary corporate and shareholder action, and this Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of Physicians Remote enforceable against it in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights.  The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by Physicians Remote will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, Physicians Remote’s Certificate of Incorporation or its Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which Physicians Remote is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to Physicians Remote except to the extent that any breach or violation of any of the foregoing would not constitute or result in a Material Adverse Effect on Physicians Remote.

SECTION 2.04 ISSUANCE OF PHYSICIANS REMOTE SHARES

The Acquisition Consideration issuable to the Valtech Stockholders as the holders of the Valtech Shares will, when issued pursuant to this Agreement, be duly and validly authorized and issued, fully paid and non-assessable.

SECTION 2.05 OPERATING BUSINESS; LIABILITIES.

Physicians Remote has the operating business as described in its filings with the United States Securities and Exchange Commission, and, other than as contemplated by this Agreement or for the purposes of effecting the Acquisition and Closing pursuant to this Agreement, Physicians Remote has one inactive subsidiary.

To the knowledge of Physicians Remote, there has been no material change in the financial condition, operations or business of Physicians Remote since February 29, 2008

SECTION 2.06 ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on Schedule 2.06, and as pursuant to the terms of this Agreement, since February 29, 2008 there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Physicians Remote or (ii) any damage, destruction, or loss to Physicians Remote (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Physicians Remote;

Physicians Remote has not (i) amended its certificate of organization;  (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Physicians Remote; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or any of its employees whose monthly compensation exceeds $5,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

Physicians Remote has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Physicians Remote; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock);

Physicians Remote has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Physicians Remote.

SECTION 2.07 INTELLECTUAL PROPERTY AND INTANGIBLE ASSETS.

To the knowledge of Physicians Remote, Physicians Remote has full legal right, title and interest in and to all of the intellectual property utilized in the operation of its business.  No rights of any other person are violated by the use by Physicians Remote of the intellectual property.  None of the intellectual property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of Physicians Remote, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

SECTION 2.08 GOVERNMENTAL CONSENT

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with Physicians Remote, is required by or with respect to Physicians Remote in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) the Florida Statutes.

SECTION 2.09 LITIGATION

There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of Physicians Remote threatened against or affecting, Physicians Remote or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

SECTION 2.10 INTERESTED PARTY TRANSACTIONS

Physicians Remote is not indebted to any officer or director of Physicians Remote (except for compensation and reimbursement of expenses incurred in the ordinary course of business), and no such person is indebted to Physicians Remote, except as disclosed in the reports filed with the Securities and Acquisition Commission.

SECTION 2.11 COMPLIANCE WITH APPLICABLE LAWS.

The business of Physicians Remote has not been, and is not being, conducted in violation of any Applicable Law, except for possible violations which individually or in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect. No investigation or review by any governmental entity with respect to Physicians Remote is pending or, to the knowledge of Physicians Remote, respectively, after reasonable inquiry, threatened, nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews which individually or in the aggregate would not have, nor be reasonably likely to have, a Material Adverse Effect.

SECTION 2.12 NO UNDISCLOSED LIABILITIES.

There are no liabilities or debts of Physicians Remote of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

SECTION 2.13

 TAX RETURNS AND PAYMENT

Physicians Remote has duly and timely filed all material Tax Returns required to be filed by it and has duly and timely paid all Taxes shown thereon to be due, except for Taxes being contested in good faith. There is no material claim for Taxes that is a Lien against the property of Physicians Remote other than Liens for Taxes not yet due and payable, none of which Taxes is material. Physicians Remote has not received notification of any audit of any Tax Return of Physicians Remote being conducted or pending by a Tax authority where an adverse determination could have a Material Adverse Effect, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by Physicians Remote which is currently in effect, and Physicians Remote is not a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any material amount.

SECTION 2.14

 ASSETS; ENCUMBRANCES

Physicians Remote does not own any real property.  Physicians Remote has good and valid title to all of its assets.  Physicians Remote’s assets comprise all of the business, properties, assets (however, employees, to the extent that they could be considered assets, are not included as assets in this Section) and goodwill employed by Physicians Remote and its affiliates in connection with its business.

All assets are owned by Physicians Remote free and clear of all title defects or objections, liens, claims, charges, rights of others, security interests or other encumbrances of any nature whatsoever, including without limitation, any leases, escrows, options, security or other deposits, rights of redemption, chattel mortgages, conditional sales contracts, liens, collateral security arrangements and other title or interest retention arrangements, except for liens for current taxes not yet due.

SECTION 2.15 PHYSICIANS REMOTE AGREEMENTS

Physicians Remote is a party to material agreements as described in its filings with the United States Securities and Exchange Commission.

SECTION 2.16 LABOR AND EMPLOYMENT MATTERS

Physicians Remote is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, to the knowledge of Physicians Remote, there has been no effort by any labor union or any other person during the twenty-four (24) months prior to the date hereof to organize any employees or consultants of Physicians Remote who are not already members of a collective bargaining unit into one or more collective bargaining units, nor, to the knowledge of Physicians Remote, are any such efforts being conducted.

SECTION 2.17 EMPLOYEE BENEFITS

There is no employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and (ii) no other benefit plan, program, contract or arrangement of any kind whatsoever, covering the employees or consultants of Physicians Remote or which is sponsored, maintained or contributed to by Physicians Remote or to which Physicians Remote has an obligation to contribute (all such employee benefit plans and other benefit plans, programs, contracts or arrangements hereinafter individually and collectively called the “Employee Benefit Plan(s)”).  No Employee Benefit Plan is (i) subject to Section 412 of the Internal Revenue Code or Section 306 of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) which has two or more contributing sponsors at least two of whom are not under common control.

SECTION 2.18 RESTRICTIONS ON BUSINESS ACTIVITIES

There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Physicians Remote is a party or otherwise binding upon Physicians Remote which has or may have the effect of prohibiting or impairing any business practice of Physicians Remote, any acquisition of property (tangible or intangible) by Physicians Remote or the conduct of business by Physicians Remote.

SECTION 2.19 BROKERS’ AND FINDERS’ FEES.

Physicians Remote has not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VALTECH

Except as set forth in the schedules to this Agreement, disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, and except as otherwise disclosed in writing to Physicians Remote, Valtech hereby represents and warrants to Physicians Remote, as of the date of this Agreement and as of the Effective Time, as follows:

SECTION 3.01 ORGANIZATION, STANDING AND POWER.

Valtech is a privately held corporation duly incorporated, validly existing and in good standing under the federal laws of Canada, and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.  Valtech is duly qualified to do business as a foreign corporation doing business in each state or other jurisdiction in which it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect. Valtech does not have any ownership interest in any corporation, partnership (general or limited), limited liability company or other entity, whether foreign or domestic (collectively such ownership interests including capital stock).

SECTION 3.02 CAPITALIZATION.

There are unlimited Valtech Class A Shares authorized. As of the date of the Agreement, there were 300 issued and outstanding Valtech Class A Shares. No Valtech Class A Shares have been reserved for issuance to any Person, and there are no other outstanding Valtech Share Equivalents or other rights, warrants, options or agreements for the purchase of Valtech Class A Shares, except as provided in this Agreement. No Person is entitled to any rights with respect to the conversion, exchange or delivery of the Valtech Class A Shares. The Valtech Class A Shares have been issued in compliance with all Applicable Law.

SECTION 3.03 AUTHORITY FOR AGREEMENT.

The execution, delivery and performance of this Agreement by Valtech has been duly authorized by all necessary corporate and shareholder action, and this Agreement constitutes the valid and binding obligation of Valtech, enforceable against it in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights.  The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by Valtech will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, Valtech’s Articles of Incorporation or Bylaws, in each case as amended, or, to the knowledge of Valtech, in any material respect, any indenture, lease, loan agreement or other agreement instrument to which Valtech is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to Valtech, except to the extent that any breach or violation of any of the foregoing would not constitute or result in a Material Adverse Effect on Valtech.

SECTION 3.04 FINANCIAL STATEMENTS.

Valtech has made available to Physicians Remote copies of its audited financial statements for the years ended December 31, 2007 (“Valtech Financial Statements”).

The Valtech Financial Statements were prepared in accordance with Canadian GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). The Valtech Financial Statements fairly present in all material respects the financial position of Valtech as at the dates thereof and the results of their operations and their cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments.

To the knowledge of Valtech, except as disclosed in the Valtech Financial Statements, there has been no material change in the financial condition, operations or business of Valtech since December 31, 2007.

Except as set forth on the Valtech financial statements, Valtech does not have any material liabilities.

SECTION 3.05 ABSENCE OF CERTAIN CHANGES OR EVENTS.

To the knowledge of Valtech, since December 31, 2007.

There has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Valtech or (ii) any damage, destruction, or loss to Valtech (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Valtech;

Valtech has not (i) amended its Articles of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Valtech; (iv) made any material change in its method of management, operation, or accounting; (v) other than in the ordinary course of business, entered into any other material transaction; (vi) other than pursuant to any existing employment agreement, made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) other than pursuant to any existing employment agreement, increased the rate of compensation payable or to become payable by it to any of its officers or any of its employees whose monthly compensation exceeds $5,000; or (viii) other than pursuant to any existing employment agreement, made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

Valtech has not (i) materially borrowed or agreed to borrow any funds, or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Valtech balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except non-material assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $50,000), or canceled, or agreed to cancel, any debts or claims (except non-material debts or claims which in the aggregate are of a value of less than $50,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Valtech; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

to the knowledge of Valtech, it has not become subject to any law or regulation which materially and adversely affects, or in the future is substantially likely to have a Material Adverse Effect on Valtech.

SECTION 3.06 GOVERNMENTAL CONSENT

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or, to the knowledge of Valtech, any third party, including a party to any agreement with Valtech, is required by or with respect to Valtech in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) the Canadian and/or Quebec law.

SECTION 3.07 TITLE AND RELATED MATTERS.

To the knowledge of Valtech, it has good and marketable title to all of its owned real property and good title to all of its personal properties, inventory, interests in personal properties, and assets which are reflected in the most recent balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business).  To the knowledge of Valtech, it owns, free and clear of any Liens, except Liens for Taxes not yet due, any and all of its assets.  To the knowledge of Valtech, it has not received any written notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, tradenames, or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a Material Adverse Effect on Valtech.

SECTION 3.08 INTELLECTUAL PROPERTY AND INTANGIBLE ASSETS.

Valtech has full legal right, title and interest in and to all of the material intellectual property utilized in the operation of its business. Valtech has not received any written notice that the rights of any other person are violated by the use by Valtech of the material intellectual property. None of the material intellectual property has ever been declared by a court of competent jurisdiction invalid or unenforceable, or is the subject of any pending or, to the knowledge of Valtech, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

SECTION 3.09 LITIGATION

There is no action, suit, investigation, audit or proceeding pending against or, to the knowledge of Valtech, threatened, against or affecting Valtech or any of its material assets or properties before any court or arbitrator or any governmental body, agency or official.

SECTION 3.10

 INTERESTED PARTY TRANSACTIONS

Except as set forth in Schedule 3.10(a) attached hereto, Valtech is not indebted to any officer or director of Valtech (except for compensation and reimbursement of expenses incurred in the ordinary course of business), and no such person is indebted to Valtech, except as disclosed in the Valtech Financial Statements.

SECTION 3.11  COMPLIANCE WITH APPLICABLE LAWS.

To the knowledge of Valtech, the business of Valtech has not been, and is not being, conducted in violation of any Applicable Law, except for possible violations which individually or in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect on Valtech.  To the knowledge of Valtech, no investigation or review by any governmental entity with respect to Valtech is pending or threatened, nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews which individually or in the aggregate would not have, nor be reasonably likely to have, a Material Adverse Effect on Valtech.

SECTION 3.12 TAX RETURNS AND PAYMENT

Valtech has duly and timely filed all material Tax Returns required to be filed by it and has duly and timely paid all Taxes shown thereon to be due, except as reflected in the Valtech Financial Statements and except for Taxes being contested in good faith. To the knowledge of Valtech, except as disclosed in the Valtech Financial Statements, there is no material claim for Taxes that is a Lien against the property of Valtech other than Liens for Taxes not yet due and payable, none of which Taxes is material. Valtech has not received written notification of any audit of any Tax Return of Valtech being conducted or pending by a Tax authority where an adverse determination could have a Material Adverse Effect on Valtech, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by Valtech which is currently in effect, and Valtech is not a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any material amount in excess of the amount reflected on the Valtech Financial Statements.

ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS

SECTION 4.01 COVENANTS OF VALTECH

Valtech covenants that, during the period from the date of this Agreement until the Closing Date, Valtech shall, other than as contemplated by this Agreement or for the purposes of effecting the Acquisition and Closing pursuant to this Agreement or other than to the extent no Material Adverse Effect on Valtech would be incurred, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of Physicians Remote:

shall not amend its Articles of Incorporation or Bylaws, other than to change its name;

except as provided in the schedules attached hereto, shall not pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

shall not sell, transfer, or otherwise dispose of any material assets required for the operations of Valtech’s business except in the ordinary course of business consistent with past practices;

shall not create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, as provided in the schedules attached hereto or as pursuant to the terms of this Agreement, or create or suffer to exist any mortgage, lien or other encumbrance on any of  its material assets, except those in existence on the date hereof or those granted pursuant to agreements in effect on the date of this Agreement or provided by Physicians Remote and/or any of its affiliates;

shall not make any material capital expenditure or series of capital expenditures except in the ordinary course of business;

shall not declare or pay any dividends on or make any distribution of any kind with respect to the Valtech Shares;

shall notify Physicians Remote promptly in the event of any material loss or damage to any of Valtech’s material assets;

shall pay premiums in respect of all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement;

shall seek to preserve the present material employees, reputation and business organization of Valtech and Valtech’s relationship with its significant clients and others having business dealings with it;

shall not issue any additional shares of Valtech capital stock or take any action affecting the capitalization of Valtech or the Fully-Diluted Valtech Shares;

shall use commercially reasonable efforts to comply with and not be in default or violation under any known law, regulation, decree or order applicable to Valtech’s business, operations or assets where such violation would have a Material Adverse Effect on Valtech;

shall not grant any severance or termination pay to any director, officer or any other employees of Valtech, other than pursuant to agreements in effect on the date of this Agreement or as otherwise disclosed in the documents delivered pursuant to this Agreement;

shall not change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in Canadian GAAP;

shall not terminate or waive any material right of substantial value other than in the ordinary course of business; and

except as provided in the schedules attached hereto, shall not enter into any material contract or commitment other than in the ordinary course of business.

SECTION 4.02

COVENANTS OF PHYSICIANS REMOTE

(a)

Actions Pending Closing. Physicians Remote covenants and agrees that, during the period from the date of this Agreement until the Closing Date, Physicians Remote shall, other than as contemplated by this Agreement or for the purposes of effecting the Acquisition and Closing pursuant to this Agreement or other than to the extent no Material Adverse Effect would be incurred, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of Valtech:

shall not amend its Certificate of Incorporation or Bylaws;

shall not pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

shall not create, incur, assume, or guarantee any indebtedness for money borrowed, except those in existence on the date hereof or provided by Valtech and/or any of its affiliates;

shall not make any capital expenditure or series of capital expenditures except in the ordinary course of business;

shall not declare or pay any dividends on or make any distribution of any kind with respect to the shares of capital stock of Physicians Remote;

shall pay premiums in respect of all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement;

shall seek to preserve the present employees, reputation and business organization of Physicians Remote and Physicians Remote’s relationship with its clients and others having business dealings with it;

shall not issue any additional Physicians Remote shares or take any action affecting the capitalization of Physicians Remote;

shall use commercially reasonable efforts to comply with and not be in default or violation under any law, regulation, decree or order applicable to Physicians Remote’s business or operations where such violation would have a Material Adverse Effect;

shall not grant any severance or termination pay to any director, officer or any other employees of Physicians Remote, other than pursuant to agreements in effect on the date of this Agreement or as otherwise disclosed in the documents delivered pursuant to this Agreement;

shall not change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in GAAP, whether in respect of Taxes or otherwise;

shall not terminate or waive any right of substantial value other than in the ordinary course of business; and

shall not enter into any material contract or commitment other than in the ordinary course of business.

(b)

Approval by Valtech Stockholders. By their execution and delivery of this Agreement, Valtech Stockholders do hereby approve, adopt and ratify this Acquisition Agreement, the Acquisition and all of the transactions contemplated hereby and pursuant to all exhibits hereto.

SECTION 4.03

COVENANTS OF THE PARTIES

Announcement. Neither Valtech, on the one hand, nor Physicians Remote on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation.  Notwithstanding anything in this Section 4.03 to the contrary, the Parties will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by Applicable Law.

Notification of Certain Matters. Valtech shall give prompt written notice to Physicians Remote, and Physicians Remote shall give prompt written notice to Valtech, of:

the occurrence, or nonoccurrence, of any event, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

any material failure of Valtech on the one hand, or Physicians Remote, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Reasonable Best Efforts. Before Closing, upon the terms and subject to the conditions of this Agreement, the Parties will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable laws) to consummate and make effective the Acquisition and other transactions contemplated by this Agreement as promptly as practicable including, but not limited to:

the preparation and filing of all forms, registrations and notices required to be filed to consummate the Acquisition, including without limitation, any approvals, consents, orders, exemptions or waivers by any third party or governmental entity; and

the satisfaction of the Party’s conditions precedent to Closing.

Access to Information

Inspection by Physicians Remote. Valtech will make available for inspection by Physicians Remote, during normal business hours and in a manner so as not to interfere with normal business operations, all of Valtech’s records (including tax records), books of account, premises, contracts and all other documents in Valtech’s possession or control that are reasonably requested by Physicians Remote to inspect and examine the business and affairs of Valtech.  Valtech will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of Physicians Remote concerning the business and affairs of Valtech.  Physicians Remote will treat and hold as confidential any information they receive from Valtech in the course of the reviews contemplated by this Section 4.03(e). No examination by Physicians Remote will, however, constitute a waiver or relinquishment by Physicians Remote of its rights to rely on Valtech’s covenants, representations and warranties made herein or pursuant hereto.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01 CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS.

The obligations of the Parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by both Physicians Remote and Valtech:

Consents, Approvals. The Parties shall have obtained all necessary consents and approvals of their respective boards of directors, their stockholders (including any applicable classes thereof) and all consents, approvals and authorizations required under their respective charter documents, and all material consents, including any material consents and waivers by the Parties’ respective lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

Absence of Certain Litigation.  No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the Parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the Acquisition.

SECTION 5.02 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PHYSICIANS REMOTE

The obligations of Physicians Remote on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Physicians Remote:

Consents And Approvals. Valtech shall have obtained all material consents, including any material consents and waivers by Valtech’s lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

Representations and Warranties. The representations and warranties by Valtech in Article III herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement or the same shall not have a Material Adverse Effect.

Performance. Valtech shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement prior at or prior to the Closing or except to the extent that the failure to so perform or comply with the same shall not have a Material Adverse Effect.

Proceedings and Documents. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Physicians Remote and its counsel, and Physicians Remote and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

Certificate of Good Standing. Valtech shall have delivered to Physicians Remote a certificate as to the good standing of Valtech or an opinion by its counsel that it is in good standing.

Material Changes. Except as contemplated by this Agreement, since the date hereof, Valtech shall not have suffered a Material Adverse Effect.

Lock-up Agreement. Physicians Remote and the designated Valtech Stockholders that are parties thereto shall have executed Physicians Remote Lock-up Agreement.

SECTION 5.03

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VALTECH

The obligations of Valtech on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Valtech:

Consents and Approvals. Physicians Remote shall have obtained all material consents, including any material consents and waivers of its respective lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

Representations and Warranties. The representations and warranties by Physicians Remote in Article II herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement or the same shall not have a Material Adverse Effect.

Performance. Physicians Remote shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement prior to or at the Closing or the same shall not have a Material Adverse Effect.

Proceedings and Documents. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Valtech and its counsel, and Valtech and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

Certificate of Good Standing. Physicians Remote shall have delivered to Valtech a certificate as to the good standing of Physicians Remote certified by the Secretary of State of the State of Florida on or within two (2) business days prior to the Closing Date.

Material Changes. Except as contemplated by this Agreement, since the date hereof, Physicians Remote shall not have suffered a Material Adverse Effect.

ARTICLE VI

TERMINATION

SECTION 6.01 TERMINATION.

This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Effective Time by:

The mutual written consent of the Boards of Directors of the Parties;

Either Physicians Remote, on the one hand, or Valtech, on the other hand, if any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use their commercially reasonable best efforts to lift), which restrains, enjoins or otherwise prohibits the Acquisition or the issuance of the Acquisition Consideration pursuant to the Acquisition and such order, decree, ruling or other action shall have become final and non-appealable;

Physicians Remote, if Valtech shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by Physicians Remote to Valtech;

Valtech, if Physicians Remote shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by Valtech to Physicians Remote; or

Without any action on the part of the Parties if required by Applicable Law or if the Acquisition shall not be consummated by May 30, 2008.

SECTION 6.02 EFFECT OF TERMINATION.

If this Agreement is terminated as provided in Section 6.01, written notice of such termination shall be given by the terminating Party to the other Party specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of Physicians Remote or Valtech, provided, that subject to Section 9.03(b), nothing in this Agreement shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement and provided, further, that subject to Section 9.03(b), termination shall not affect accrued rights or liabilities of any party at the time of such termination.

ARTICLE VII

CONFIDENTIALITY

SECTION 7.01 CONFIDENTIALITY

Physicians Remote, on the one hand, and Valtech, on the other hand, will keep confidential all information and documents obtained from the other, which are designated by such Party as confidential (except for any information disclosed to the public pursuant to a press release authorized by the Parties) and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time, or (vi) in connection with any arbitration proceeding hereunder.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01  INDEMNIFICATION BY PHYSICIANS REMOTE

Physicians Remote shall indemnify, defend and hold harmless each of Valtech, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or partner of Valtech, any subsidiary or affiliate thereof or an employee of Valtech, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the  “Valtech Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Agreement by Physicians Remote or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, (ii) any willful or grossly negligent act, omission or conduct of any officer, director or agent of Physicians Remote or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (“Valtech Indemnified Liabilities”). Any Valtech Indemnified Party wishing to claim indemnification under this Section 8.01, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Physicians Remote in writing, but the failure to so notify shall not relieve Physicians Remote from any liability that it may have under this Section 8.01, except to the extent that such failure would materially prejudice Physicians Remote.

SECTION 8.02

INDEMNIFICATION BY VALTECH

Valtech shall indemnify, defend and hold harmless each of Physicians Remote, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or partner of Physicians Remote, any subsidiary or affiliate thereof or an employee of Physicians Remote, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “Physicians Remote Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Agreement by Valtech or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, (ii) any willful or negligent act, omission or conduct of any officer, director or agent of Valtech or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (“Physicians Remote Indemnified Liabilities”). Any Physicians Remote Indemnified Party wishing to claim indemnification under this Section 8.02, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Valtech in writing, but the failure to so notify shall not relieve Valtech from any liability that it may have under this Section 8.02, except to the extent that such failure would materially prejudice Valtech.

SECTION 8.03 INDEMNIFICATION OF EXCHANGE AGENT

Physicians Remote and Valtech (for the purposes of this Section 8.03, the “Indemnitors”) will indemnify the Acquisition Agent (the “Indemnitee”) against, and hold him harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitee may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitee arising out of or relating in any way to the Acquisition Agent’s service in such capacity, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitee.

If the indemnification provided for in Section 8.03(a) is applicable, but for any reason is held to be unavailable, the Indemnitors shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitee for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitee as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitors.

SECTION 8.04 SURVIVAL OF INDEMNIFICATION

All rights to indemnification under this Article 8 shall survive for two years after the Effective Date.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except as set forth in Article VIII. All such representations and warranties will be extinguished upon the Effective Date of the Acquisition and none of the Parties nor any of their officers, directors, members, employees or stockholders shall be under any liability whatsoever with respect to any such representation or warranty after such time.  This Section 9.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 EXPENSES.

Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

SECTION 9.03 APPLICABLE LAW; ARBITRATION.

(a)

Governing Law. This Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

(b)

Arbitration. Any controversy or claim among the Parties arising out of or relation to this Agreement or arising in connection with any breach hereof, shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association. Any award rendered in any arbitration hereunder shall be final and binding on the Parties and judgment upon such award shall be rendered in any court of competent jurisdiction. Any arbitration shall be held in New York, New York. In no event shall the arbitrators be entitled to award punitive damages (or any award in the nature of punitive damages) in any such arbitration.

SECTION 9.04 NOTICES.

All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made upon delivery and may be sent by registered or certified mail with delivery notice or return receipt;

international overnight air courier;

facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii); or

personally delivered..

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to Physicians Remote and its Principal Stockholder to:

Rene Arbic President

Physicians Remote Solutions, Inc.

550 Chemin Du Golf, Suite 202

Ile Des Soeurs, A8 H3E 1A8

Telephone: 514-380-5353

Fax:  514-380-5860

with a copy to (which shall not constitute notice):

Joel Pensley, Attorney at Law

211 Schoolhouse Road

Norfolk, Connecticut 06058

Telephone: 860-542-1122

Fax: 212-898-1266

If to the Valtech and/or Valtech Stockholders

550 Chemin Du Golf, Suite 202

Ile Des Soeurs, A8 H3E 1A8

Telephone: 514-380-5353

Fax:  514-380-5860

Each Party may change its address by written notice in accordance with this Section.

SECTION 9.05 ENTIRE AGREEMENT.

This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter heein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

SECTION 9.06 ASSIGNMENT.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties without the prior written consent of the other Parties; provided that in no event may the right to indemnification provided by Article VIII hereto be assigned by any of the Parties, with or without consent, except by operation of law.  Subject to the foregoing sentence of this Section 9.06, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.

SECTION 9.07 HEADINGS; REFERENCES.

The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be deemed to be references to Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise indicated.

SECTION 9.08 COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

SECTION 9.09 NO THIRD PARTY BENEFICIARIES.

Except as expressly provided herein, nothing herein is intended to confer upon any person or entity not a Party any rights or remedies under or by reason of this Agreement.

SECTION 9.10 SEVERABILITY; ENFORCEMENT.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

SECTION 9.11 RULES OF CONSTRUCTION.

The Parties have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities any document will be construed against the Party drafting such document.

SECTION 9.12 EXHIBITS.

All of the Schedules and Exhibits to this Agreement are hereby incorporated in this Agreement and shall be deemed and construed to be a part hereof.

SECTION 9.13 INTERPRETATION.

The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

PHYSICIANS REMOTE SOLUTIONS, INC.

VALTECH COMMUNICATIONS INC.

By:    /s/Rene Arbic________

By:  :  /s/Rene Arbic________

Rene Arbic

Rene Arbic

President

President

VALTECH STOCKHOLDERS:

Name:  9177-2541 Quebec Inc.

By: _/s/ Peter Varadi______________

       Name:  Peter Varadi___________

       Title: President_______________

Name:   Interactive Classified Corporation

By: Morden C.Lazarus____________

       Name: Morden C.Lazarus______

       Title: President_______________

Name:  Rene Arbic

 By:     /s/Rene Arbic______________

Name:  9193-0578 Quebec Inc.

 By: Alex Kestenbaum_____________

       Name: Alex Kestenbaum________

       Title: President________________

Schedule 1.01(b)

Valuation Report – to be supplied post Closing

Schedule 1.01(b)(i)

Valtech Shareholders:

9177-2541 Quebec Inc.	32% (96 Class A Shares)
Interactive Classified Corporation	32% (96 Class A Shares)
Rene Arbic	32% (96 Class A Shares)
9193-0578 Quebec Inc.	4% (12 Class A Shares)